UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 4, 2010
The Hillman Companies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-13293	23-2874736
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)
Registrant’s telephone number, including area code: (513) 851-4900
Not Applicable
(Former name or former address,
if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
     In March 1996, The Hillman Companies (“Hillman”) entered into a 20 year license agreement with Quick-Tag Holdings (“Quick-Tag”). Quick-Tag, a commercialized, consumer-operated vending system, provides custom engraved specialty items, such as pet identification tags, luggage tags and other engraved identification tags. Under the terms of the license agreement, Hillman pays Quick-Tag a royalty of $0.35 for every product engraved using the Quick-Tag technology. On May 4, 2010, Hillman signed a letter of intent to purchase the license and all related patents from Quick-Tag for a price of $11.5 million. A definitive agreement is expected to be signed on or before May 31, 2010. There can be no assurance that a definitive agreement will be signed or that it will be on the same terms as those contained in the letter of intent.
     Royalty payments to Quick Tag were $2,243,262, $2,533,417, $2,714,192, $2,829,905 and $2,423,081 for the years ended December 31, 2005, 2006, 2007, 2008 and 2009, respectfully. For the quarters ended March 31, 2009 and 2010, royalty payments to Quick Tag were $707,076 and $472,940, respectfully.
Forward-Looking Statements
     Statements included herein may constitute “forward-looking statements,” which relate to future events or the future performance or financial condition of Hillman. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and condition may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Hillman’s filings with the Securities and Exchange Commission. Hillman undertakes no duty to update any forward-looking statements made herein.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2010	THE HILLMAN COMPANIES, INC.
/s/ James P. Waters

James P. Waters Chief Financial Officer